Prospect Energy Corporation Announces Release of Segregated Funds

NEW YORK, NY -- 12/05/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that Citibank Texas, N.A. ("Citibank") has released the $9.6 million of cash that Citibank had previously required be segregated in Prospect's custody account to secure a limited indemnity for the benefit of Citibank with respect to any claims that might be made in connection with Dallas Gas Partners, L.P. vs. Prospect Energy Corporation. On November 30, 2005, United States Magistrate Judge John R. Froeschner of the United States District Court for the Southern District of Texas, Galveston Division, issued a recommendation that the court grant Prospect's Motion for Summary Judgment dismissing all claims by Dallas Gas Partners. The previously segregated cash had been unavailable to Prospect for any return-generating investments. Prospect has now redeployed the cash into short-term yield-generating instruments and intends to use the funds for investment into private or microcap public energy-related companies as part of Prospect's long-term investment strategy.

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties inherent in predicting future results and conditions, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

Contact:

Please send investment proposals to:

Prospect Energy Corporation

John Barry
jbarry@prospectstreet.com
(212) 448-0702

Grier Eliasek
grier@prospectstreet.com
(212) 448-0702